Exhibit 99.1

Investor Contact David Martin 267.946.1407 damartin@harsco.com	Media Contact Jay Cooney 267.857.8017 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES ELECTION OF TIMOTHY

LAURION TO ITS BOARD OF DIRECTORS AND RESIGNATION OF

MARIO LONGHI AS DIRECTOR

PHILADELPHIA,PA (February 28, 2023) - Harsco Corporation (NYSE: HSC) announced today that it has elected Timothy M. Laurion, 64, to its Board of Directors. Laurion retired last November from Bank of America (“BofA”) after a 41-year career primarily covering the Environmental Services industry as a Managing Director and Senior Corporate banker in BofA’s Global Corporate and Investment Banking division. He will serve on the Board’s Audit and Governance Committees.

Concurrently, the Company also announced today that Mario Longhi resigned from the Board of Directors, effective February 23, due to other time commitments. Longhi, 67, the retired President and Chief Executive Officer of United States Steel Corporation, was elected to Harsco’s Board of Directors in November 2017. His resignation from the Board is not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

“On behalf of Harsco’s Board, our executive leadership team and our 12,000 dedicated colleagues across the company, I extend our deep gratitude to Mario for his leadership and guidance, which were instrumental in supporting us through several transformational acquisitions,” said Nick Grasberger, Chairman and Chief Executive Officer, Harsco Corporation.

At BofA, Laurion spent more than 30 years in the Environmental Services sector where he developed and maintained lead bank relationships as a C-suite trusted advisor with most of the country’s top environmental and waste firms. He has broad experience with capital markets, acquisition finance and the bank market having structured over $100 billion of credit facilities across dozens of transactions to support the growth initiatives of the Bank’s clients.

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About Harsco Corporation

Harsco Corporation is a global market leader providing environmental solutions for industrial and specialty waste streams. Based in Camp Hill, PA, the 12,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P Small Cap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

“Tim’s expertise in Environmental Services and banking aligns perfectly with Harsco’s growth into a market-leading environmental solutions company,” said Grasberger. “I am very pleased to welcome Tim to our Board of Directors, and I am confident that he will make an enormous contribution as Harsco continues to execute its growth strategy.”

Laurion has a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration from Suffolk University. Laurion is a Chartered Financial Analyst.

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